As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-187116

Registration No. 333-214402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-187116

REGISTRATION STATEMENT NO. 333-214402

UNDER

THE SECURITIES ACT OF 1933

BRISTOW GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	72-1455213
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3151 Briarpark Drive, Suite 700 Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

ERA GROUP INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Crystal L. Gordon

Senior Vice President, General Counsel,

Head of Government Affairs, and Corporate Secretary

Bristow Group Inc.

3151 Briarpark Drive, Suite 700

Houston, Texas 77042

(713) 267-7600

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Carina L. Antweil

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Bristow Group Inc. (the “Registrant”), formerly known as Era Group Inc. (“Era”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the Registration Statements on Form S-8 listed below (the “Registration Statements”) to terminate the effectiveness of the Registration Statements and to deregister all shares of common stock registered but unissued under the Era Group Inc. 2013 Employee Stock Purchase Plan (the “Plan”) as of the date hereof.

The Post-Effective Amendments relate to the following Registration Statements:

1.	Registration Statement on Form S-8 (No. 333-187116), which was filed by Era with the Securities and Exchange Commission (the “SEC”) on March 8, 2013, registering 300,000 shares of common stock; and

2.	Registration Statement on Form S-8 (No. 333-214402), which was filed by Era with the SEC on November 2, 2016, registering 400,000 shares of common stock.

On June 11, 2020, pursuant to the Agreement and Plan of Merger, dated January 23, 2020, as amended on April 22, 2020 (the “Merger Agreement”), by and among Era, Bristow Group Inc. (“Old Bristow”) and Ruby Redux Merger Sub, Inc., a wholly owned subsidiary of Era (“Merger Sub”), Merger Sub merged with and into Old Bristow, with Old Bristow continuing as the surviving corporation and a direct wholly owned subsidiary of Era (the “Merger”). As a result of the Merger, Era changed its name to Bristow Group Inc.

In connection with the Merger, the Registrant terminated all offerings of common stock pursuant to the Registration Statements. The Registrant is filing the Post-Effective Amendments in accordance with the undertakings in the Registration Statements to terminate the effectiveness of the Registration Statements and to remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of October, 2021.

BRISTOW GROUP INC.

By:	/s/ Crystal L. Gordon
Name: Crystal L. Gordon
Title: Senior Vice President, General Counsel, Head of Government Affairs, and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, the Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated on the 22nd day of October, 2021.

Signature	Title
/s/ Christopher S. Bradshaw	President, Chief Executive Officer and Director (Principal Executive Officer)
Christopher S. Bradshaw

/s/ Jennifer D. Whalen	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)
Jennifer D. Whalen

/s/ Lorin L. Brass	Director
Lorin L. Brass

/s/ Charles Fabrikant	Director
Charles Fabrikant

/s/ Wesley E. Kern	Director
Wesley E. Kern

/s/ Robert J. Manzo	Director
Robert J. Manzo

/s/ G. Mark Mickelson	Chairman of the Board and Director
G. Mark Mickelson

/s/ General Maryanne Miller, Ret.	Director
General Maryanne Miller, Ret.

/s/ Christopher Pucillo	Director
Christopher Pucillo

/s/ Brian D. Truelove	Director
Brian D. Truelove